Filed Pursuant to Rule 433

Registration No. 333-132911

Merrill Lynch & Co., Inc CAD 15 NC10 Fixed to Floating Rate Subordinated Notes Final New Issue Maple Bond Termsheet
Issuer:	Merrill Lynch & Co., Inc.
Bookrunner:	Merrill Lynch Canada Inc.
Co-Managers:	BMO Nesbitt Burns Inc.; National Bank Financial Inc.; RBC Dominion Securities Inc.
CIBC World Markets Inc.; Citigroup Inc.; Scotia Capital Inc.; TD Securities Inc.
Subordinated Debt Rating:	A1 Moody’s Investor Services; A+ Standard & Poor’s
A(H) Dominion Bond Rating Service A+ Fitch
Currency:	Canadian Dollars
Issue Amount:	C$500,000,000
Instrument:	15 NC10 Fixed to Floating Rate Dated Subordinated Notes
Issuer Call:	Callable at par on May 30, 2017 and any quarterly interest payment date thereafter, subject to regulatory approval
Reset Rate:	From May 30, 2017, 3 Month CDOR + 92 bps
Pricing Date:	May 16, 2007
Settlement Date:	May 30, 2007 (T + 9)
Maturity Date:	May 30, 2022
Spread:	+ 107 bps area over the CAN 4.00% 06/01/2016
Benchmark Bond:	CAN 4.00% 06/01/2016
Benchmark Canada Price:	$98.300
Benchmark Bond Yield:	4.228%
New Issue Yield:	5.298%
Coupon:	5.290%
Spread to 1M $L:	1M $L + 62.45 bps, for the fixed rate period
Issue Price:	$99.939
Fee:	$0.40
Net Proceeds:	$99.539
Coupon Payment Dates:	Payable semi-annually every May 30 and November 30 through and including May 30, 2017, quarterly thereafter until maturity on May 30, 2022
Governing Law:	New York
Depository & Settlement:	CDS
Clearing System:	CDS / Euroclear / Clearstream
Minimum Denomination:	CAD 100,000 with integral multiples of CAD 1,000
Fixed Rate Coupon/Day Count:	Payable semi-annually in arrears in equal installments through and including May 30, 2017; For less than full interest periods, Actual/365; Toronto and New York business days
Floating Rate Day Count:	Actual/365; Toronto and New York business days
Subordination:	Dated Subordinated Debt
Form of Note:	Registered Global Note
Documentation:	US SEC Registered Shelf, Canadian wrap for sales to Canadian accredited investors
ISIN / CUSIP:	■ / ■
Fiscal & Paying Agent:	BONY
Expenses:	Canadian private placement fees and legal costs for the account of the issuer
Legend:	This communication is intended for the sole use of the person to whom it is provided by us.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866 500 5408.